EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Premiere Global Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-79599, No. 333-89891, No. 333-51380, No. 333-57698, No. 333-67292, No. 333-101262, No. 333-116506, No. 333-151962, No. 333-167620 and No. 333-196967) on Form S-8 of Premiere Global Services, Inc. of our report dated March 16, 2015, with respect to the consolidated balance sheets of Premiere Global Services, Inc. and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, and our report dated March 16, 2015 with respect to the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the annual report on Form 10-K of Premiere Global Services, Inc.

Our report with respect to the effectiveness of internal control over financial reporting refers to the Company’s acquisitions of TalkPoint and Central Desktop during the year ended December 31, 2014. The Company's management excluded TalkPoint and Central Desktop from its assessment of internal control over financial reporting as of December 31, 2014. TalkPoint and Central Desktop, on an aggregate basis, represented 1.2% of the Company’s consolidated net revenues and 1.3% of the Company’s consolidated total assets (excluding goodwill and identifiable intangible assets of 11.9%) for the year ended and as of December 31, 2014, respectively. Our audit of internal control over financial reporting of the Company as of December 31, 2014 also excluded an evaluation of the internal control over financial reporting of these acquisitions.

/s/ KPMG LLP
Atlanta, Georgia
March 16, 2015